EXHIBIT 99.1

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

▪ MANAGEMENT DISCUSSION SECTION
Operator: Good afternoon. My name is Rose and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb First Quarter 2008 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and answer period. [Operator Instructions] Thank you. It is now my pleasure to turn the conference over to your host, Mr. Todd Fromer. Sir, you may begin your conference.
Todd Fromer, KCSA
Thank you and thank you, all for joining today’s call. Before I turn the call over to management, I must read the following forward-looking statements.
The matters discussed on this conference call consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. In addition, I call your attention to the non-GAAP measure reconciliation included in the company’s earnings release.
PFSweb’s Annual Report on Form 10-K for the year ended December 31, 2007 identifies certain factors that could cause actual results to differ materially from those projected in any forward-looking statements made and investors are advised to review the annual report and the risk factors described therein.
These factors include our ability to retain and expand relationships with existing clients and attract and implement new clients; our reliance on the fees generated by the transaction volume or product sales of our clients; our reliance on our client’s projections or transaction volume or product sales; our dependence upon our agreements with IBM and InfoPrint Solutions; our dependence upon our agreements with our major clients, our client mix, their business volumes and the seasonality of their business; our ability to finalize pending contracts; the impact of strategic alliances and acquisitions; trends in the eCommerce, outsourcing, government regulation, both foreign and domestic and the market for our services; whether we can continue and manage growth; increased competition; our ability to generate more revenue and achieve sustainable profitability; effects of changes in profit margin; the customer and supplier concentration of our business; the unknown effects of possible system failures and rapid changes in technology; foreign currency risks and other risks of operating in foreign countries; potential litigations; potential de-listing; the impact of our planned reverse stock split; our dependency on key personnel; the impact of new accounting standards and changing in existing accounting rules or the interpretations of those rules; our ability to raise additional capital or obtain additional financing; our ability and the ability of our subsidiaries to borrow under current financing arrangements and maintain compliance with debt covenants; relationship with and our guarantees of certain of the liabilities and indebtedness of our subsidiaries; our ability to successfully implement the anticipated benefits of the merger; eCOST’s potential indemnification obligations to its former parent; eCOST’s ability to maintain existing and build new relationships with manufacturers and vendors and the success of its advertising and marketing efforts; eCOST’s ability to increase its sales revenue and its sales margin and improve operating efficiencies and eCOST’s ability to generate a profit and cash flow sufficient to cover the values of its intangible assets.
PFSweb undertakes no obligation to update publicly any forward-looking statement for any reason even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

It is now my pleasure to turn the call over to Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer
Thank you, Todd. Good afternoon, everyone. I’d like to welcome you to our 2008 first quarter financial conference call. As always with me here today are Tom Madden, our Chief Financial Officer and Mike Willoughby, President of our business services units. This afternoon we’ll give you an overview of our financial performance for the first quarter, some flavor on the events that are driving our momentum and then following our prepared remarks Tom, Mike and I will be available for questions.
As you can see from the results issued this afternoon we believe we’re off to a great start for 2008. For the March quarter we reported consolidated revenue growth of approximately 13.5% year-over-year and each of our reporting segments reported measurable growth individually.
We’re also pleased to report a consolidated adjusted EBITDA of $2.8 million and net income of $0.4 million for the quarter. This is the fourth quarter consecutive quarter of reporting a consolidated net profit for our business.
These strong results were driven by increased revenues and profit in our Service Fee Businesses through new client wins and expansion of existing client arrangements. Additionally we experienced strong top and bottom line improvements in our eCOST.com business year-over-year as well.
Allow me to briefly mention some key points about the overall health of our business, which Mike and Tom will discuss further in our prepared comments and illustrate that we believe we’re headed in the right direction to grow our operations profitably. First, eCOST.com increased its revenue in the first quarter by 29% year-over-year with gross margins at approximately 8%. Our focus for this business is to continue making strides towards increasing revenue, achieving cash flow breakeven by expanding into new product categories that offer higher gross margins.
Secondly, this quarter we experienced accelerated growth within our Services Businesses. PFSweb service fee revenue increase 23% over last year and its growth opportunities remain strong as our pipeline remains very solid at around $35 million of proposed business. In addition our end-to-end offering that Mike will explain further in his section of the call that we launched this past February alongside Demandware eCommerce is attracting outstanding market reaction.
Third, our improving overall financial results clearly show a business model with the opportunity to derive greater leverage and scale through our technology and operational infrastructure, while also maintaining a keen focus on quality and operational cost control. One metric that we believe properly communicates the growing scale of our business overall is a non-financial metric called merchandise sales. In the first quarter of 2008 we reported merchandise sales of $777 million. That’s a 20% increase compared to the $650 million for the first quarter of 2007. There’s a full definition of merchandise sales in our press release, but generally merchandise sales represents the total commerce of product that we move through our infrastructure, regardless as to whether we actually own the inventory or not. So we’re up about 20% year-on-year in that measurement as well.
So with this information as a broad backdrop on the great results for this quarter, I’d like now to turn the call over to Mike and let him give you some color on the Services Businesses. Mike?

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type ▲	May 13, 2008 Date▲

Michael Willoughby, Senior Partner — President, PFSweb Services Division
Thank you, Mark and good afternoon, everyone. Before beginning my comments I want to remind you that when we refer to our Services Business segment we’re including both the Supplies Distributors and the PFS Service Fee Business. Both of these businesses have essentially the same operating model, although they have different financial models.
As Mark indicated, we’re pleased and very excited about the first quarter results and the 23% growth that we achieved in the Service Business in the first quarter. We’re also excited about the potential for future growth and new agreements that are signed in 2008.
The increase in revenue that we experienced this quarter compared to the first quarter last year is due to several factors, including strong project activity and modifications to existing client agreements and several new clients that were not operating at full run rate during the first quarter of last year. And these agreements include Tractor Supply, LEGO, Riverbed Technologies and an undisclosed Fortune 100 big box retailer.
Before commenting on new client activity I’d like to highlight some important recent contract renewals and expansions. While signing new customers is important for our business to grow, renewing and expanding existing agreements is just as important and is an important validation of our capabilities as a service provider, as well as an important indicator of our operational and financial strength and stability.
Signing a new deal is like a wedding, while the working relationship that follows is much like a real world marriage. An updated contact is a very good sign of a healthy marriage with a client. As such, we’re pleased to announce in March that we renewed two of our larger client agreements. We estimate the aggregate value for both deals to be approximately $18 million in service fees over the terms of the agreement based on current client projections.
The first of these client renewals is with a Fortune 500 consumer products company, which signed a three-year extension of its existing contract. Under the terms of the agreement we’ll continue to provide inventory management, fulfillment, reverse logistics and transportation management from one of our distribution facilities in Southaven, Mississippi. The second renewal is with a large media company, which signed a one-year extension of its contract. Under the terms of this extension we’ll continue to provide inventory management fulfillment and reverse logistics from one of our Southaven facilities. And we’ll be providing call centers support from our Plano, Texas facility. Both of these clients will utilize existing infrastructure and won’t require any additional capital investments.
In 2008 we’ve experienced a significant change in the contract structure of one of our largest services client relationships. This revised and expanded engagement, along with incremental project work, generated increased revenue and gross profit in the March quarter.
Also in Q1 2008 we experience higher than expected activity with the undisclosed Fortune 100 big box retailer we signed in September of last year. Through this relationship we support the retailer’s direct-to-consumer business from our customer contact center in Plano, Texas. As we stated last quarter, we believe there’s potential to further expand this relationship over the course of this year.
Now moving on to new client activities, I’m encouraged by the many developments already factored into our Services Business that will drive future growth and enterprise value and I’m pleased to announce that we recently launched a program for discoverystore.com and the Discovery Channel store catalog. Under this agreement we’ll provide technology, customer care, and fulfillment, as well as support for front-end planning and procurement activities.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

Also our program for Urban Brands Marianne and Ashley Stewart will be officially kicking off this month. Through our partnership with these two brands we will provide high touch customer care and order fulfillment solutions with a focus on extending a growing brick and mortar presence to reach online shoppers. As part of the agreement we’ll provide custom tailored fashion and apparel customer care services for these two brands from our contact center in Plano, Texas.
Since our last call we announced a new agreement with a national retailer of consumer specialty products. With this globally recognized brand new retailer we’ll provide an order management, product fulfillment, distribution and customer care solution to support the client’s direct-to-consumer initiative. We’ll be supporting this client at one of our Southaven, Mississippi campuses and with our customer contact center in Plano. The implementation for this custom warehouse and fulfillment solution is currently scheduled for completion during the first quarter of 2009.
Since we announced our end-to-end eCommerce solution with Demandware in February, 2008, and as Mark indicated earlier, we’ve received a very positive response from the industry and from existing clients and from potential new clients as well. This new offering supports retailers and branded consumer goods manufacturers with a total outsourcing solution that’s customized to their particular eCommerce. And we do this without losing the sight or brand control that’s been associated with earlier proprietary end-to-end outsourcing solutions. We believe this new offering makes a significant difference in our ability to compete for and win new clients and we’ve already started to experience in a short period of time since our announcement this significant difference and this improvement in our pipeline.
In addition to the positive buzz that’s created by our end-to-end offering, we continue to benefit from very positive working relationships with the other major eCommerce technology providers, such as IBM WebSphere, ATG, MarketLive and Fry. We share existing client relationships with each of these software providers and because of our existing world-class integrations with each technology platform and also as a result of our excellent reputation as a direct-to-consumer service provider, we’re frequently invited to jointly propose on new business with these partners.
Many times by partnering with multiple partners with integrity and with transparency we find ourselves included on multiple proposals for a given opportunity. This significantly improves our odds for winning each deal and we believe our strategy allows us to partner with best-of-breed technology providers, which offers us a degree of flexibility and generates a competitive advantage that wouldn’t be possible with an offering that’s built around an in-house developed proprietary eCommerce package.
As discussed last quarter, our international business continues to prosper. For almost a decade our global solutions have met many international companies needs to reach customers in new countries via the Internet without losing control of their brands and minimizing the risk of entering new markets.
While we’ve served the international markets for many years with our global technology infrastructure and our mature international presence, we have recently experienced an accelerated interest from companies in North America and Europe that are seriously evaluating online initiatives in Europe. This is an exciting market in which we’ll continue to aggressively seek new business since we believe we have a very strong competitive advantage compared to any of our direct competitors, none of which in my opinion have a truly global service offering.
We’ve also not seen any direct impact from a potential softening US economy in our business pipeline where overall client service fees, which I believe is due to three primary factors, which strengthen our competitive position against the threat of economic uncertainty. First, we enjoy a very diverse portfolio of strong direct-to-consumer and business-to-business clients; second, we offer a comprehensive end-to-end eCommerce solution for companies looking to increase their investments in domestic online channels that still show signs of sustained growth; and three, we

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

have a proven mature global solution for domestic companies that are looking at markets abroad to fuel their growth as domestic revenues in some cases decline.
As Mark mentioned earlier, our pipeline of pending proposals remains robust, even as we signed a steady stream of wins. Currently our prospective new business pipeline is valued at about $35 million based on client-projected volumes.
Now for some highlights from our growing eCOST.com business I’ll turn the floor back over to Mark. Mark?
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer
Thank you, Mike. Now turning over to the eCOST.com business, just a few highlights for you from there. We are targeting 2008 to be a solid financial year for eCOST, with both strong revenue growth, improved gross margins and a solid control on costs.
Q1, as it was for the Services Business that Mike just described, was also a very solid quarter for eCOST. Overall we’re pleased to report revenue growth of 29% for the quarter compared to last year, and our gross margins were at about 8%. Now while this is at the lower end of our targeted range we continue to believe that the steps that we’re taking will drive improvement in this area going forward. Our mix this quarter was heavier on notebooks than it had been in the past and had some impact on our gross profit percentage this quarter.
We anticipate achieving cash flow breakeven at a run rate of approximately $10 million in revenue per month at approximately 10% gross profit margins. At this time we believe these goals can be achieved in the near-term as we continue to make improvements to the shopping experience for consumers as we offer a wider selection of merchandise with higher margin potential and the further use of virtual warehouse agreements that allow us to frugally use capital in terms of our inventory investment.
In the past few weeks we launched a very significant site revision. This is the third such major revision in the last 18 months at eCOST. This revision added much improved navigation, search and categorization capabilities, as well as adding PayPal as a checkout payment option. We believe PayPal provides us a safer and more cost-effective payment processing solution than traditional credit cards have previously. The introduction of PayPal has been met with wide acceptance almost immediately as PayPal has become one of our top checkout payment choices by consumers on our site right away.
As part of our growth and financial improvement strategy we recently announced the addition of 60,000 new products in our ‘For the Home’ and ‘Sports and Leisure’ stores. We believe the addition of these new products have allowed us to significantly diversify our product mix beyond consumer technology offerings in a relatively short period of time. We continue to follow the same product strategy of sourcing in order to drive customer activity to our site.
This strategy uses a myriad of daily deals in these new categories as we do in technology and consumer electronics to drive visitor volume by way of our daily HotSheet email marketing, as well as its ongoing effect on viral and our affiliate advertising.
Our long-term strategy is to establish eCOST.com as the web store for deals across a broadening range of product categories. A key factor in achieving our financial goals is being able to acquire new customers in a way that is cost efficient. This is something that we’ve worked very hard on over the last 18 to 24 months during which we have dramatically improved our cost to acquire new customers.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

We continue to monitor for new and more effective advertising and marketing methods. This is including putting a much greater emphasis on email and viral marketing activities, as I’ve already described, through the advertising of our limited time and limited quantity deals.
Now just a couple of minutes on some operating metrics for eCOST for the quarter ended March 31st, 2008. In that quarter eCOST had approximately — or at the end of the quarter had approximately 1.8 million total customers compared to 1.67 million total customers in the prior-year period. New customers for the first quarter of 2008 totaled 22,939 versus 27,735 a year ago.
For the three months ended March 31, 2008 eCOST reported a total of 61,000 orders shipped with an average order value of $450 compared to 66,000 orders shipped in Q1 of ‘07 when our average order value was $326. Inventory turns were approximately 15 times and accounts receivable days outstanding remained steady at approximately ten days.
Ad expenses for the first quarter were $190,000. That compared to $300,000 for the first quarter of ‘07. The estimated cost to acquire a new customer for the first quarter of ‘08 was $7.10, excluding our catalog costs, compared to $10.50 on the same basis for the first quarter of 2007. This is a great example of our focus on acquiring customers in a more cost effective manner.
Our estimated cost to acquire a new customer is calculated by taking total ad expenses during the period, dividing it by the total number of new customers during that same period and excluding catalog costs. We’re closely monitoring the macroeconomic issues that may affect consumer buying patterns. We read all the same reports you do. However, our first quarter results continued to show strong year-on-year growth in both our business-to-business and business-to-consumer segments.
April’s business-to-consumer year-on-year results were somewhat softer, however. We will continue to monitor revenue activity and will make appropriate adjustments in our advertising spend and other variable costs as the situation may warrant.
Now for some more details on the overall financial picture I’ll turn the phone over to Tom Madden. Tom?
Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer
Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended March 31, 2008. Then I will provide some select operating highlights for certain business segments, as well as an overview of key balance sheet items.
As reported in our press release, our consolidated revenues for PFSweb for the quarter ended March 31, 2008 were $118.5 million, a 13.5% increase compared to $104.4 million for the first quarter of 2007.
Gross profit for the first quarter of 2008 was $13.3 million or 11.9% of net revenues, excluding pass-through revenues, as compared to $10 million or 10.2% of net revenues, excluding pass-through revenues again in the first quarter of 2007. The increase of consolidated gross profit is primarily attributable to improved performance in our Services Business.
As we have discussed previously, we utilize adjusted EBITDA as a key metric in evaluating our operational performance. In the first quarter of 2008 our consolidated adjusted EBITDA was $2.8 million versus $0.8 million in the prior-year period. For the first quarter net income was $0.4 million or $0.01 per basic and diluted share as compared to a net loss of $2.4 million or $0.05 per basic and diluted share for the same period last year.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

Another key metric we use in evaluating our operational performance is what we defined in today’s press release as non-GAAP net income. To calculate this, we exclude some net income calculated in accordance with generally accepted accounting principles, the impact of stock-based compensation and amortizations of identifiable intangible assets.
For the first quarter of 2008, non-GAAP net income was $0.8 million or $0.02 per basic and dilute share, a significant improvement as compared to a non-GAAP net loss of $1.9 million or $0.04 per basic and diluted share for the same period last year.
Obviously, we are quite pleased with our results for this quarter, especially with it being our fourth consecutive quarter of consolidated net income performance. We believe this clearly illustrates the progress that we are making throughout our businesses.
Turning now to the performance of select business segments for the quarter ended March 31, 2008. First, Service Fee revenue increased 23% to $20.8 million from $17.0 million in the prior year quarter. This increase is primarily due to incrementally revenue attributable to the implementation of custom solutions for new clients, such as Tractor Supply, LEGO Brand Retail, Riverbed, and others within the past 18 months.
We also benefited from growth with existing clients, which included project activity and a modified contract arrangement with one of our largest Service Fee clients. These components of our top line growth also contributed to improved gross profit margin in the Service Fee business in the March 2008 quarter.
SG&A increased in the March quarter for this business verses the prior year, primarily due to increased personnel costs in the current year.
For our Supplies Distributors Business segment, revenue was $62.3 million in the March 2008 quarter compared to $58.8 million for the prior year period.
While gross margins for this business remained relatively in line year-over-year at approximately 6.5%, gross profit dollars increased due to the revenue growth, which along with the reduction in interest expense, resulted in an improved net income result for Supplies Distributors.
As for eCOST.com, in the first quarter of 2008, eCOST.com’s revenue was $28 million compared to $21.6 million in the prior year, a 29% increase. This is also down just slightly on a sequential basis versus the seasonally high December 2007 quarter. The net results of the increased revenue, along with a continued focus on costs was a significant improvement in eCOST.com’s bottom line performance. eCOST.com’s adjusted EBITDA reflects a loss of $0.5 million for the March 2008 quarter, a dramatic improvement over the prior year loss of $0.9 million.
On the financing front, our banking relationships remain strong. During the quarter, we renewed our asset-based financing facilities for our Service Fee and Supplies Distributors Business segments. These new agreements have terms that are either at or somewhat improved from the prior levels, resulting in increased working capital financing availability.
The facilities that we have in place are primarily asset-based facilities, which are secured and collateralized by the underlying assets of the business, primarily accounts receivable and inventory. While there are macroeconomic issues facing the banking industry today, we believe our asset-based facility structure is advantageous for us within this environment.
Our debt balances declined this quarter from the December 2007 results primarily due to principal payments made under our term debt arrangements as well as a reduction in borrowings under our Service Fee Business asset-based lending facility.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

This latter reduction was due to a temporary cash flow benefit from the modified contract structure with our large client previously discussed. This allowed us to maintain a relatively consistent level of cash in the business while reducing our debt. We do not expect for the same level of cash benefit applicable to this relationship to continue as we look ahead to future quarters.
As far as other working capital components, our accounts receivable DSO performance, inventory turnover and accounts payable days to pay remain healthy throughout our businesses.
Now I’d like to turn the call back over to Mark for some closing comments. Mark?
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer
Okay. Thanks, Tom. As an update, I’m extremely satisfied, happy as I know Tom and Mike are with our results for the March quarter. And in particular the improvement in our bottom line performance.
Our results for the quarter reflect continued execution in our Service Fee Business to develop and implement best-in-class solutions and a solid base to expand upon the eCOST.com business.
In the face of a difficult retail environment in ‘08, 2008, we believe our performance will be driven by existing strong client and customer base as well as new clients that we have signed and fully implemented over the last 12 months.
Moving forward, as we look out to the rest of 2008, we’re proud today to say that we are maintaining the consolidated guidance that we stated last quarter. For 2008, we’re currently targeting consolidated revenue, excluding pass-through revenue, to be in the range of $445 million to $475 million.
As Tom stated earlier, we believe that adjusted EBITDA is a key measure to gauge the profitability of our business, so we provide guidance on an adjusted EBITDA basis.
For 2008, we are targeting consolidated adjusted EBITDA in the range of $10 to $12 million. This adjusted EBITDA guidance reflects the impact of the restructuring of one client contract that Tom has discussed. We expect this restructuring will result in lower Service Fee revenue under the contract and reduce capital asset charges on related equipment.
We estimate non-GAAP net income for 2008 to be approximately 1 to $3 million. Achieving these targets will depend upon, among other things, achieving and maintaining the significant improvement in operations that we’ve been able to show at eCOST.com and also continued strong performance from our Service Fee and Supplies Distributors Business segments on a year-on-year basis.
Okay. Before I complete the prepared remarks, let me just take a moment to discuss the current market valuation and our announcement today on the reverse stock split that we plan to move forward with.
As I’ve stated on the last couple of conference calls, we remain quite disappointed with the current valuation of our stock, particularly in light of our improved financial performance over the past 12 months.
Our primary focus over the past year has been on improving the financial fundamentals of each of our business segments, and it was our belief that the price of our shares would simply take care of themselves as our performance improved.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

We believed that by delivering on our stated goals, including significant improvements to the eCOST.com business, as well as signing new clients to our Services business, all of which have been done, that we would see the stock react positively. Obviously, this hasn’t occurred, and in fact we’ve seen a slight decline in our share price during this period.
This has left our Board and management to believe that there are other underlying reasons that’s depressing our stock. Over the past year and recently we spent long hours gaining the advice of our trusted advisors on this matter. We consulted with our IR firm, KCSA Strategic Communication, and others and have been offered several plausible scenarios.
These include one, obviously the market’s very rough right now for micro and small cap stocks; secondly, that we don’t have enough awareness within the investment community; and third, that the pending de-listing notice that has been delivered to us by NASDAQ and trading as a penny stock deters or prevents many new institutional investors from taking a position in our company.
We considered each of these scenarios very carefully as we developed our IR plan for 2007 and then again in 2008. The most obvious one to attack first after the financial fundamental improvement was the lack of awareness of our company and its story to Wall Street.
As such, as we have gone on numerous road shows over the past year and participated in multiple one-on-one conference calls with institutional investors and with sell-side analysts as scheduled by KCSA. A recurring message that we received was that our stock price and pending de-listing was a deterrent that had to be considered.
Further, we’ve learned that the ways and means of Wall Street are oftentimes not well understood by the general public. The notice of de-listing, while having no correlation to the strength and profitability of our business, has the effect with some individuals of painting us into a picture of firms with pending or potential operational struggles or financial difficulties.
These characteristics could be no farther from the truth for PFSweb as we believe we remain financially, operationally and competitively strong. Unfortunately though, this situation can create a cloud of uncertainty and misunderstanding, particularly as we compete for new clients.
While we have assured them that the de-listing has no correlation to the strength of our business, it’s just simply not a conversation that we want to continually have with clients when everything else is going so well.
We have had shareholder approval getting our Board discretion to execute the reverse split for almost two years. We’ve been holding off on doing a reverse stock split with the feeling that perhaps we would start seeing results from the increased awareness we were creating through the road show and IR activity that we did in 2007 and also from the improved financial performance that the company has turned in over the last year. As I stated earlier, clearly this hasn’t happened.
Given the continued under-performance of our shares and the steady improvement of our financial results and more and more client inquiries about the de-listing, our Board decided last week that a reverse split was the best option available to in effect lift the cloud of uncertainty surrounding the de-listing notice.
So at our last meeting, the Board authorized a 1-for-4.7 reverse stock split. Now believe me when I say that this decision came only after careful deliberation and careful consideration of the potential risks and rewards of this course of action. We do understand that there are pros and cons, but after careful evaluation we believe that the pros outweigh the cons in this scenario.
We expect that this action, once implemented, will overcome the challenges associated with trading below the dollar share price and that we’ll be able to move ahead once again with our strategy to

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

raise awareness. This includes scheduling meetings with investors in Boston, New York and San Francisco in the coming weeks, as well as speaking at the upcoming JMP Securities Conference and participating in an investor tour in Memphis sponsored by Cleveland Research, all of which will happen in the next few weeks.
That concludes our prepared comments for today. Operator, I would now like to open the lines for questions.

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

▪ QUESTION AND ANSWER SECTION
Operator: Yes, sir. [Operator Instructions] Your first question comes from Jon Hickman of MBD (sic) [MDB] Capital.
<A — Michael Willoughby>: Hello, Jon.
<Q — Jon Hickman>: Hi. Can you hear me?
<A — Thomas Madden>: Yes, we can.
<Q — Jon Hickman>: Okay. Can you explain — I mean, I appreciate the analysis of the — or the thought process behind the reverse split, but why the 4.7? Why that number?
<A — Thomas Madden>: We took a look at our share count outstanding and it’s about 46.5 million shares, and so conversion at 1-for-4.7 gives us about 10 million shares outstanding. In addition, when we took a look at the share price as it was trading last week, it was trading at about $0.85. You convert that into 4.7 amount and it gets you about $4 a share, which we felt was an appropriate price to utilize.
<Q — Jon Hickman>: Okay. So you’re not worried about illiquidity in the stock with only 10 million shares outstanding?
<A — Thomas Madden>: We’ve taken a look at it and we believe that if we can properly communicate the story, continue to drive the financial performance that we have and that we’ve got targeted, that we’ll be able to address that.
<Q — Jon Hickman>: Okay. And then could you just do me one more favor? Could you go through this one client that’s restructuring? I understand that because the assets are fully depreciated, you’re not going to be able to pass through those costs, so that’s not going to hit your revenue line. Is that the story?
<A — Thomas Madden>: Yes. There’s — the client arrangement that we talked about last conference call where the structure was being modified this year where because of some of the capital asset charges that we had previously in the business that were being amortized over the initial term of the contract, those are no longer repeating on a go-forward basis in conjunction with resigning the contract or renewing the contract this year.
<Q — Jon Hickman>: Okay, and then one last question and this might be for Mike. Can you kind of review that big-box retailer and exactly what you’re doing for them? I missed some of those comments I think.
<A — Michael Willoughby>: I can. So the services we’re providing for the big-box retailer had to do with supporting their online business in our call center. So we’re taking calls around ease of use and sort of transactional questions from the online store. Where is my order, what’s the order status, questions around orders having to do with the online store. And this is a business as we’ve indicated the past couple of quarters, that has grown pretty significantly. And we’re also pretty excited about the opportunities to expand that business as we continue to perform really well for this client and have the levels of customer satisfaction that we do with the client. So it’s a great opportunity for us and hopefully an expanding opportunity over the coming years.
<Q — Jon Hickman>: Any chance of us finding out who what big-box retailer is in the future?
<A — Michael Willoughby>: There’s always a chance. It’s one of those things with clients, particularly large ones. We have to work with them and their internal legal function and PR firms to

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

have permission to disclose the name. And while we haven’t been precluded from that, there’s just a sensitivity and a legal process to work through with them to have that ability. So it has nothing to do with our performance, it just has to do with sort of the red tape and bureaucracy of working with one of these real large companies. But it’s possible that in the future we’ll be able to announce their name. We haven’t been precluded from that.
<Q — Jon Hickman>: Okay. And I guess I have two more really short questions. One is in the $35 million in the pipeline of new business, are there recognizable names in there? I mean...
<A — Michael Willoughby>: There are. In fact I think most of them you probably would recognize as either being big brand retailers or big general merchandise retailers. And we still have a decent percentage of the pipeline that’s attributable to the high-tech B2B side of the business as well. So it’s a diverse pipeline as well as one that’s I think very valuable.
<Q — Jon Hickman>: And then this last question is on the eCOST. $10 million at 10%, do you want to venture a guess as to when you might get there?
<A — Mark Layton>: I hope it’s this year, obviously. As I’ve mentioned a little bit in there I’m a little bit cautious right now in terms of just the macroeconomic undertow there seems to be on the consumer side. We didn’t see it in the first quarter, but just reading other retailers’ results, it appears that there are some consumer spending patterns that seem to be changing. So we’re kind of, a little bit holding our breath here in terms of where that’s at. So with that as an underlying factor, it’s tough for me to just say what the prediction is.
We’re running in the roughly $9 million a month area right now at about, I’d say on an adjusted basis about 9%. We were 8 for the first quarter but there were some specific mix issues in there that I think we’ll overcome. So I think that we’re close. We just need some headway and we need some expansion in our margin percentage. The introduction of these new products that we just came out with really for the first part of April are products that can net us two or three times the gross margin percentage that we are making in our technology consumer electronic side so.
<Q — Jon Hickman>: Okay. I’ll jump back in the queue. I have some more questions, but I’ll let someone else ask. Okay?
<A — Mark Layton>: Thank you.
Operator: Next in queue is John Fitzgerald of Bishop, Rosen and Company.
<Q — John Fitzgerald>: Gentlemen. A couple of things, I want to follow through on this reverse split thing here. You obviously had a very, very solid quarter. I’m going to say the reverse split thing is extremely disappointing, okay? You’ve still left this stock in penny stock category, under $5, okay? That’s number one. Two, the reality of Wall Street is you’ve now taken it up to the $4 level, which puts the bull’s eye on it for the shorts, okay?
What safeguards are you going to put in place here? There’s no buyback in place, there’s been no insider buy, they don’t go to work on an $0.89 stock but they can certainly go to work on a $4 stock, which they historically have done with this company way back when, okay? I don’t know who advised you on the 4.7, but he left you under — he left you in penny stock territory.
So these institutions that are saying they have an interest, one, you’ve taken the liquidity out as the other — the gentlemen on the call just alluded to before that, down to 10 million shares. That excludes any number of institutions, okay, that would have an interest. And secondly, if they can’t buy a penny stock, they’re not going to be able to buy this a four, okay? So why don’t you elaborate a little bit further on who advised you and you did answer the 4.7 part, to leave it at 10

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million shares. But if you’re going to do a reverse split, it’s more important to get it above the penny stock category than it is how many shares you have outstanding, okay?
So could you elaborate a little bit on what kind of safeguards you’re going to put in to defend yourself here against the bear rates that are going to come in here? I’d be very surprised if they didn’t. And the same institutions that you had chatted with, that they had expressed that fact that they couldn’t do anything under the present circumstances, have they, now under this circumstance, indicated that they’re going to be buyers of the stock here? So I’m more concerned about the safeguards here and how you came to 4.7 and not realized that it’s still left at technically in penny stock territory, Mark.
<A — Mark Layton>: Okay. I think I got the pieces of your question in here. I guess the first question on safeguard is we’ve got to continue doing what we’re doing, which is delivering financial performance.
<Q — John Fitzgerald>: Mark, you’ve done well on that but it hasn’t helped you till now. You’ve done very well on that. You’ve shown progress — I don’t mean to interrupt you. But the progress has been there and the share price decline continues, okay? What we’re worried about now is you’ve diluted this thing and put it squarely in the bull’s eye category of the shorts, whether your advisors might want to believe that or not, okay? But I’ve been doing this 40 years and I can tell you, that is the history of splits that do something like this, okay?
And that is extremely disconcerting to see you do that off such a very solid good quarter. It basically says to shareholders that we can’t get this stock above $1 off this kind of quarter. It makes no sense. And the guys that are telling you they might have an interest if you do a reverse split, I got to question their sincerity, okay? So now we’re exposed again here a little bit up at the $4 level on a 10 million share outstanding on the float side of it. Very disconcerting. Is there any — this is a done deal? Do we assume correctly that you’re going to do the 1-for-4.7?
<A — Mark Layton>: Yes. It’s a done deal. We had an approval for a maximum of 1-to-6 so we couldn’t make it a $10 stock regardless of where we were at.
<Q — John Fitzgerald>: No but you could have made it over five. That’s...
<A — Mark Layton>: John, let me finish, okay? There’s other callers waiting here.
<Q — John Fitzgerald>: No. I know that but I’ve been with you for three-and-a-half years on this and shareholders have been very patient and loyal here, Mark. And to see this occur at this stage is very disconcerting to them, I’ve got to tell you. Go ahead. I’ll let you finish now. Go ahead and tell me the rest what you’re going to do.
<A — Mark Layton>: Okay. So as I mentioned in my prepared comments, the competitive situation for us, particularly with the general public, who don’t understand the mechanics of share prices and splits and the fact that many of them paint us into a category of a company with financial difficulties because of the de-listing notice. Having that hang over there has created an atmosphere for us that makes the competitive environment more difficult. That was the number one factor for us in terms of the decision process that we went through in evaluating the pros and cons of the deal.
<Q — John Fitzgerald>: In spite of your balance sheet and everything?
<A — Mark Layton>: We’ve delivered the financial performance the last year now.
<Q — John Fitzgerald>: Correct.
<A — Mark Layton>: And the market hasn’t responded.

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<Q — John Fitzgerald>: Why do you think that is?
<A — Mark Layton>: I’m not the professional on the Wall Street side. So that’s why I rely on the financial advisors that we’ve got. We’ve talked to a number of our large shareholders. And clearly as I acknowledged, we understand there are pros and cons. The outweighing factor here is the competitive environment that we see from a customer standpoint and our need to kind of get this cloud out of the way. Even if the share price were to fall temporarily, ultimately, the market value were fall ultimately, it eliminates in the general public the question about the de-listing notice. So that was the overriding factor of where we are. So operator, we’ll move onto the next caller now. John, thanks for your questions.
Operator: Yes, sir. Your next question comes from George Walsh of Gilford Securities.
<Q — George Walsh>: Mark, could you speak to with eCOST in the mix the — what are you doing in order to drive the higher level margin business as part of the product mix that is sold in any particular quarter? Is there special marketing things you’re doing? Or is it just a matter of getting more product available on the site?
<A — Mark Layton>: There are two specific things. One we’ve added a — we’ve only been at it three weeks now, so we added a weekly HotSheet that’s just housewares and leisure store products only. That sheet has had good response rates to it, frankly has had as good of response rates as our technology and consumer electronics HotSheets have. Again, those are targeted to our existing customer base, but we still get about 20% of our responses from our daily email marketing being new customers. That’s the viral impact of the marketing that goes on. So it’s too early for us to have measurable results. We are now going — all of our houseware, For the Home and Leisure store advertising has just been done on Sunday the last three weeks. We’re going to try our first weekday HotSheet on that this week and measure the responses on it in contrast to a consumer electronics and technology HotSheet. So to our existing customer base is number one.
The second part of it is that because of the higher margin characteristics of these products, the hypothesis that we have and again, I don’t have enough data yet to prove this out, but my initial data and indication shows me that I can pay about three or four times the price to acquire a new customer via shopping comparison engines, for example, leading with a houseware product than I can leading with a technology product. And that has to do with the gross margin dollars involved in the sale and the gross margin dollars of the subsequent sale of the kind of buyer that you actually obtain or acquire through this. So with these higher margin characteristics, it opens up a number of the web marketing avenues that we have curtailed significantly over the last few years because we found we were acquiring unprofitable customers with technology props. So those are the two areas that we’re leading with right now.
The third one, which will expand in the coming months, will be in our affiliate marketing activity. There are a number of affiliate sites that focus on these types of products that were previously not interested and being an affiliate of eCOST because we were a technology and consumer electronics site. So we’ll circle back with our affiliate networks and begin to add affiliate relationships as well.
<Q — George Walsh>: Okay. But we should expect that price to acquire a customer to start ticking up from here?
<A — Mark Layton>: If we’re successful with this, yes, you’ll see the — you may see the price to acquire go up, but we should also see gross margin mix grow up as well. So they kind of go hand in hand. Right now, it’s small and it’s not measurable in either piece.
<Q — George Walsh>: Okay. So those won’t necessarily be concurrent to start out?

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<A — Mark Layton>: They should be concurrent, yes, because we’re acquiring the products right away. So what we pay today to acquire a customer that buys a product today, so you should see margin mix. But again, understand this is a — we’re greenfielding the category in here and it’s still small today. So if we can get 3 to $5 million worth of incremental sales in this category during 2008 at 20 plus point margins, it’ll have a nice impact for us in terms of our overall financial plans.
<Q — George Walsh>: Okay. Also, the other initiative in the proxy was the change of auditors. If you could just, one, I’m presuming the vote went through for that, and just how that will proceed, and two, the reasons for that.
<A — Mark Layton>: It’s relatively simple. It’s a price issue more than anything else. We had a required partner roll happening because of time requirements on our lead partner in the deal, which just simply opened up the process in terms of evaluating people in that because the team was going to change anyways because of the required rules. So we opened it up and talked to three firms, KPMG also re-bid on the deal as well, and price became a factor in the proposal process. So it was relatively simple. We were going to deal with the people change anyway so cost kind of became a factor in the decision process.
<Q — George Walsh>: Okay. All right. And, Mark, I just would like to add I am very pleased actually fundamentally with how you guys have done. This is what a turnaround takes. You make the kind of progress. You control your costs. Sometimes you’re faced with a difficult economy. But I do — see and I’m a bit concerned with the reverse split. I think it takes away a bit from the message. I understand on the fundamental side it’s starting to impact your business, so you do have to pay attention to that. But I would just add that the more you get your message out, it’s important. The other factor will be here now is I think the liquidity in the stock. You want to keep that as healthy as you can and that’s a very strong communication effort that will — you’ll have to follow through on, which you started last year in a more vigorous manner. But that will be very important to make sure the liquidity is still vital as you change the number of shares outstanding. So I just wanted to let you know. Thanks.
<A — Mark Layton>: Thank you.
Operator: [Operator Instructions] Next in queue is Alex Silverman from Special Situations.
<Q — Alex Silverman>: Hi, guys. How are you?
<A — Mark Layton>: Good, Alex.
<Q — Alex Silverman>: Good. I’d like to applaud you and your team for a phenomenal quarter and I guess we stand in the minority as your largest shareholder. We think the reverse split is the right idea with your pending de-listing. So I’d like to leave it at that.
<A — Mark Layton>: Thank you, Alex.
Operator: And you have a question from Jon Hickman of MDB Capital.
<Q — Jon Hickman>: Hi. Just a quick follow-up. On eCOST, are you seeing any new competition out there as far as the technology side goes? Or is it pretty status quo?
<A — Mark Layton>: I’ve not seen anybody new specifically in the last year. I would say that’s relatively stable at this point. It’s a tough category to get into. It’s very, very price competitive and if you’re going to spend the money to climb into this business, unless you had a history in the products it’d be a real difficult category to get into. It’s very competitive and not a lot of margin potential.

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<Q — Jon Hickman>: And so how come notebooks were so strong?
<A — Mark Layton>: It was just a mix issue in the quarter. We had some good deals on it that helped drive volume out there. And I think that one of the things that was down a little bit that we were doing was our LCD TV category was good but not as strong as it had been in the previous couple of quarters. And we make better margins than that product so I think that some of the acquisition of everybody upgrading to HD television has kind of begun to slow out there a little bit. So we’re shifting our focus now into some of these new categories that I described out there and portable GPS continues to be a very strong category for us as price points of those products come down as well. But just mix and I don’t see it as a mix item that should continue long term.
<Q — Jon Hickman>: Okay. Thank you.
Operator: Your next question — I apologize, it’s from George Walsh of Gilford Securities.
<Q — George Walsh>: Just a bit of an update on Demandware and the — how that relationship is developing in terms of real business and pipeline?
<A — Michael Willoughby>: Sure. I think we indicated in the prepared comments and maybe hinted at it in the release that we’re on track with that roll out. We’re very pleased with the results, especially the traction that we have in our pipeline. Even though it’s just been a relatively short period of time since we announced that relationship and really sort of formally took it to the marketplace, the response that we’ve gotten from research analysts and from prospects in our pipeline, from existing clients and probably most importantly, from new prospects that have come into the pipeline since we made that announcement has been overwhelmingly positive. So I think if you look at the value proposition that we were intending to generate from that relationship by having a best-of-breed technology partner that came to market with a model that really gives us a lot of scalability and leverage, that value proposition is being perceived and been responded to. And I expect that we’ll see the results of that as we’re able to announce wins over the next six months, but even more than that, I think we’ll see the fruit born from this relationship coming in into 2009 just because of the nature of the sales cycle. It is four to six months of sales cycle typically on a end-to-end deal. So good results I think coming from the relationship in ‘08, even better as we look to the future, but very positive.
<Q — George Walsh>: And are there joint development costs? I mean are you guys developing product together or is it really kind of customer-by-customer?
<A — Michael Willoughby>: Well there is an integration that we’re leveraging. Part of which is already been done as part of the relationship we had with them before we made the announcement, but we obviously have to create an integration between us that’s leveragable with multiple clients. So the intention is to do a lot of the work once and then repeat many times by leveraging that core work over and over again. So there’s some investment that we’re making in rolling this out which we had planned and we’re very much on budget with that planned capital expenditure. And then there will somewhere in the neighborhood of maybe 20% with each new client that we’re doing because of custom requirements or unique requirements each client has, but it’s very leveragable once you have the first client up and running. And you might remember the first client, the first official end-to-end client that we’re doing with Demandware is our existing Roots relationship, which we’ve had for almost I guess six or seven years now. And that’s going well at this point and then there’s several in the pipeline to follow as well.
<Q — George Walsh>: Okay and how did the marketing efforts develop? Is that something where they go out and bring it to you or you bring it to them? Or is there a joint effort where you both go calling on a new customer or try to develop one?

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<A — Michael Willoughby>: Well it’s actually one of the great things about the relationship is that there’s benefits that flow from both sides, so we cooperate with joint marketing efforts and you would particularly see that at events such as the Shop.org event or eTAIL or Luxury Interactive, these different tradeshow-type events where we maybe cooperating with booth presence and that sort of thing and joint messaging. But we also — they have a sales force and a marketing activity that’s independent of ours. Obviously we do as well and so as both of us take this message to the marketplace we’re generating opportunities that sort of cross-feed, so there’s a lot of synergy between the two and then we’re seeing the benefit that’s driven from both organizations marketing and sales efforts.
<Q — George Walsh>: Okay and is it domestic versus international in terms of the potential customers?
<A — Michael Willoughby>: No it’s both.
<Q — George Walsh>: Okay.
<A — Michael Willoughby>: One of the great things about the partnership is we have a very mature global offering with our presence in Europe that’s almost a decade old. They have a very mature presence in Europe partially because of their origins coming from a primarily European sales model and so they’ve got a package that’s fully localized in international and both of us have great international capabilities. So it’s an opportunity to do both.
<Q — George Walsh>: Okay and there’s a lot of infrastructure on each side that you can leverage in terms of support?
<A — Michael Willoughby>: Absolutely.
<Q — George Walsh>: Yes, well it’s a very exciting initiative and I congratulate you on it, and I think that holds great promise.
<A — Michael Willoughby>: Thank you and obviously we’re excited about it too and we’re excited to talk about it in the quarters to come by.
<Q — George Walsh>: Great, thanks.
<A — Mark Layton>: Thank you.
Operator: Gentlemen, you have a question from Chris Cerniglia of Stifel Nicolaus.
<A>: Hi, Chris.
<Q>: I missed part of the call, how are you guys doing? Do you have any profit projections going forward for ‘08? I know we’ve got earnings projections, any profit projections?
<A — Thomas Madden>: Again, the targeted adjusted EBITDA guidance for this year is $10 to $12 million, and non-GAAP net income of $1 million to $3 million, which is consistent with where we were at on our last call.
<Q>: And these new customer wins, are they going to be cost neutral going forward? Or are they going to be beneficial to the company going forward?
<A — Mark Layton>: Well going forward they’ll contribute to us profitably, but each of these, I mean the one that was announced today doesn’t have — has an ‘09 implementation period on it, so we won’t recognize any revenue during that period of time. I think costs are already here, so I don’t

PFSweb, Inc. Company▲	PFSW Ticker▲	Q1 2008 Earnings Call Event Type▲	May 13, 2008 Date▲

expect any changes in our guidance as a result of the implementation costs that we’ll incur over the next seven or eight months with that particular client. But we won’t see any revenue or profit impact from that one until early next year. Some of the others that we have, have earlier contribution periods, which we’ve taken into account in our numbers already, Discovery, for example, is a client that we had already accounted for in our projections for this year, and that client implemented last week or week before last at the discoverystore.com. And we have a couple other deals in the pipeline at this point, but most of the deals that we announce at this time of the year are not going to have impact for us in terms of gross profit contribution until ‘09.
<Q>: Okay, thanks.
Operator: At this time I would like to turn the call back over to Mr. Mark Layton for any closing remarks.
Mark C. Layton, Chairman, Senior Partner — Chief Executive Officer
I appreciate everyone’s time today and input and we’ll talk to you again next quarter. Have a great week.
Operator: This concludes today’s PFSweb conference call. You may now disconnect.